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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of


                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): December 26, 2000



                         Commission File Number: 0-20580


                           LIFE MEDICAL SCIENCES, INC.
                           ---------------------------
             (Exact name of registrant as specified in its charter)


              Delaware                                         14-1745197
      ----------------------                             ---------------------
      (State of organization)                               (I.R.S. Employer
                                                           Identification No.)

P.O. Box 219, Little Silver, New Jersey  07739                   07739
------------------------------------------------            ---------------
(Address of principal executive office)                        (Zip Code)

                                 (732) 728-1769
                          ------------------------------
              (Registrant's telephone number, including area code)


                379 Thornall Street, Edison, New Jersey 08837
        ---------------------------------------------------------------
         (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS

         On December 26, 2000, we completed a private placement of 500,000 shares of a newly-created class of Series A Convertible Preferred Stock ("Series A Preferred") to accredited investors for an aggregate purchase price of $500,000 in cash. The transaction was made pursuant to a Stock Purchase Agreement dated as of December 15, 2000 with each of the investors (the "Stock Purchase Agreement") and is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, in accordance with the exemption provided by Section 4(2) and Rule 506 of Regulation D promulgated thereunder.

         Each share of Series A Preferred is automatically convertible into 10 shares of Common Stock on June 15, 2001 or upon the earlier receipt by the Company of certain additional investments. There is no optional right on the part of the holders to convert earlier. The conversion rate is subject to adjustment upon the occurrence of certain dilutive events.

         Holders of Series A Preferred are entitled to vote on an as converted basis together with the holders of Common Stock with respect to any matter upon which the holders of Common Stock have the right to vote. The holders of the Series A Preferred, voting as a separate class, are entitled to elect two directors to the Board of Directors of the Company (the "Series A Directors"). So long as the Series A Preferred remains outstanding, each Series A Director is entitled to serve as a member of each committee of the Board of Directors, and the Series A Directors are to constitute a majority of the members of the Executive Committee.

         Holders of Series A Preferred are entitled to dividends as and when declared by the Board of Directors of the Company. Upon a liquidation event, holders of Series A Preferred are entitled to $1.00 per share of Series A Preferred (plus declared and unpaid dividends, if any) in preference to the rights of holders of Common Stock, and are thereafter entitled to participating liquidation rights. The Series A Preferred is not redeemable. Holders of the Series A Preferred are entitled to certain protective provisions which limit the Company's ability to engage in certain transactions without the consent of holders of a majority of the Series A Preferred or, in some cases, without consent of the Executive Committee or the Board (including at least one Series A Director).

         Pursuant to an Investor Rights Agreement entered into with the investors, holders of the Series A Preferred are entitled to piggyback registration rights and, following conversion into Common Stock, a one-time demand registration right covering the resale of the underlying shares.

         In connection with the transaction, Dr. Richard Franklin and Dr. Gere diZerega were elected to our Board of Directors as the Series A Directors, and were also appointed to the Executive Committee (which also includes Mr. Robert Hickey). So long as the Series A Preferred remains outstanding, the Company has agreed not to disburse any funds or incur any obligations without the consent of the full Executive Committee or the Board of Directors (including at least one Series A Director). Pursuant to the requirements of the Stock Purchase Agreement, the Company has amended its Bylaws to give effect to the foregoing provision and to provide that the Board of Directors will not overrule any action taken by the Executive Committee (except with the consent of at least one Series A Director).



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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      Not Applicable.

         (b)      Not Applicable.

         (c) The following Exhibits are filed as part of this Current Report on Form 8-K:

                  3.1 Certificate of Designations, Rights and Preferences of Series A Convertible Preferred Stock of the Company.

                  10.1     Stock Purchase Agreement dated as of December 15,
                           2000.

                  10.2     Investor Rights Agreement dated as of December 15,
                           2000.

                  99.1     Press Release of  the Company dated December 27,
                           2000.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  LIFE MEDICAL SCIENCES, INC.


                                  By: /s/  Robert P. Hickey
                                     -------------------------
                                           Robert P. Hickey
                                           Chairman of the Board of Directors,
                                           President and Chief Executive Officer


Dated:  January 8, 2000


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                                  EXHIBIT INDEX


3.1 Certificate of Designations, Rights and Preferences of Series A Convertible Preferred Stock of the Company.

10.1     Stock Purchase Agreement dated as of December 15, 2000.

10.2     Investor Rights Agreement dated as of December 15, 2000.

99.1     Press Release of  the Company dated  December 27, 2000.



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